CERTIFICATE OF TRUST
OF
INVESCO DYNAMIC CREDIT OPPORTUNITY FUND
(a Delaware Statutory Trust)
This Certificate of Trust of INVESCO DYNAMIC CREDIT OPPORTUNITY FUND (the “Trust”), is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq. (the “Act”).
1. Name. The name of the statutory trust formed hereby is “Invesco Dynamic Credit Opportunity Fund.”
2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of the Trust’s registered agent at such address is The Corporation Trust Company.
3. Investment Company.  The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests a registered investment company under the Investment Company Act of 1940, as amended.
4. Series.  Pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.
5. Effective Date.  This Certificate of Trust shall be effective upon filing.
6. Counterparts. This Certificate may be executed in any number of counterparts which taken together shall be deemed the original.

IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of May 7, 2021.

/s/ Beth Ann Brown	/s/ Joel W. Motley
Beth Ann Brown, Trustee	Joel W. Motley, Trustee

/s/ Jack M. Fields	/s/ Teresa M. Ressel
Jack M. Fields, Trustee	Teresa M. Ressel, Trustee

/s/ Martin L. Flanagan	/s/ Ann Barnett Stern
Martin L. Flanagan, Vice Chair & Trustee	Ann Barnett Stern, Trustee

/s/ Cynthia Hostetler	/s/ Robert C. Troccoli
Cynthia Hostetler, Trustee	Robert C. Troccoli, Trustee

/s/ Eli Jones	/s/ Daniel S. Vandivort
Eli Jones, Trustee	Daniel S. Vandivort, Trustee

/s/ Elizabeth Krentzman	/s/ James D. Vaughn
Elizabeth Krentzman, Trustee	James D. Vaughn, Trustee

/s/ Anthony J. LaCava	/s/ Christopher L. Wilson
Anthony J. LaCava, Jr., Trustee	Christopher L. Wilson, Chair & Trustee

/s/ Prema Mathai-Davis
Prema Mathai-Davis, Trustee